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                                                               EXACT COPY
                                                                 FILED
                                                          STATE OF WASHINGTON
                                                               SEP 22 1992
                                                               RALPH MUNRO
                                                           SECRETARY OF STATE



                                ARTICLES OF INCORPORATION
                                         OF
                        STRATFORD SOFTWARE CORPORATION, USA

                                      ARTICLE I
                                         NAME

       The name of this corporation is Stratford Software Corporation, USA.

                                     ARTICLE II
                                      DURATION

       This corporation is organized under the Washington Business Corporation Act and shall have perpetual existence.

                                    ARTICLE III
                                      PURPOSE

       This corporation is organized for the purpose of engaging in any business, trade or activity which may be conducted lawfully by a corporation formed under the Washington Business Corporation Act.

                                      ARTICLE IV
                                    CAPITAL STOCK

       4.1 The corporation shall have authority to issue in the aggregate 50,000,000 shares of common stock.

       4.2 The Board of Directors shall have the authority to issue shares of this corporation's capital stock and the certificates therefor, subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance.

                                      ARTICLE V
                                 CUMULATIVE VOTING

       Shareholders entitled to vote at any election of directors shall have the right to vote, in person or by proxy, the number of shares they are entitled to cast for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

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                                     ARTICLE VI
                                 PREEMPTIVE RIGHTS

       No shareholder of this corporation shall have, as such holder, any preemptive or preferential right or subscription right to any stock of this corporation or to any obligations convertible into stock of this corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors establishing a series of preferred stock or by written agreement with this corporation.

                                    ARTICLE VII
             SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS;
                      TRANSACTIONS WITH INTERESTED SHAREHOLDERS

       7.1 To be adopted by the shareholders, the following actions must be approved by each voting group of shareholders entitled to vote thereon by two-thirds (2/3rds) of all the votes entitled to be cast by that voting group;

              (a)    Amendment of the Articles of Incorporation;
              (b)    A plan of merger or share exchange;
              (c) The sale, lease, exchange or other disposition of all or substantially all of the corporation's assets, other than in the usual and regular course of business; or
              (d)    Dissolution of the corporation.

       7.2 This corporation elects to be covered by the provisions of Section 23B.17.020 of the Washington Business Corporation Act concerning transactions with interested shareholders, as therein defined, and as such Section may be amended or replaced, whether or not this corporation may at any time have fewer than three hundred (300) holders of record of its shares.

                                     ARTICLE VIII
                                      DIRECTORS

       8.1 The number of directors of the corporation shall be fixed as provided in the Bylaws and may be changed from time to time by amending the Bylaws.

       8.2 The Board of Directors is expressly authorized to make, alter, and repeal the Bylaws of the corporation, subject to the power of the shareholders of the corporation to change or repeal such Bylaws.

       8.3 Any vacancy occurring in the Board of Directors (whether caused by resignation, death, an increase in the number of directors, or otherwise) may be filled as specified in the Bylaws.

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       8.4    To the fullest extent permitted by the Washington Business
Corporation Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

                                     ARTICLE IX
                                  INDEMNIFICATION

       9.1 RIGHT TO INDEMNIFICATION. Each individual (hereinafter an "indemnitee") who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the corporation or, that while serving as a director or officer of the corporation, he or she is or was also serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as such a director, officer, employee, partner, trustee, or agent or in any other capacity while serving as such director, officer, employee, partner, trustee, or agent, shall be indemnified and held harmless by the corporation to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, partner, trustee, or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that no indemnification shall be provided to any such indemnitee if the corporation is prohibited by the Washington Business Corporation Act or other applicable law as then in effect from paying such indemnification; and provided, further, that except as provided in Section 9.2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if a proceeding (or part thereof) was authorized or ratified by the Board of Directors. The right to indemnification conferred in this Section 9.1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). Any advancement of expenses shall be made only upon delivery to the corporation of a

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written undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 9.1 and upon delivery to the corporation of a written affirmation (hereinafter an "affirmation") by the indemnitee of his or her good faith belief that such indemnitee has met the standard of conduct necessary for indemnification by the corporation pursuant to this Article.

       9.2 RIGHT OF INDEMNITEE TO BRING SUIT. If a written claim for indemnification under Section 9.1 of this Article is not paid in full by the corporation within sixty days after the corporation's receipt thereof, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking and affirmation have been tendered to the corporation) and thereafter the corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled. Neither the failure of the corporation (including the Board of Directors, independent legal counsel or the shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the corporation (including the Board of Directors, independent legal counsel or the shareholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

       9.3 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws of the corporation, general or specific action of the Board of Directors, contract or otherwise.

       9.4 INSURANCE, CONTRACTS AND FUNDING. The corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a agent of another foreign or domestic corporation,

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partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may enter into contracts with any director, officer, employee or agent of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

       9.5 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The corporation may, by action of the Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

       9.6 PERSONS SERVING OTHER ENTITIES. Any individual who is or was a director, officer or employee of the corporation who, while a director, officer or employee of the corporation, is or was serving (a) as a director or officer of another foreign or domestic corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation,
(b) as a trustee of an employee benefit plan and the duties of the director or officer to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan or (c) in an executive or management capacity in a foreign or domestic partnership, joint venture, trust or other enterprise of which the corporation or a wholly owned subsidiary of the corporation is a general partner or has a majority ownership or interest shall be deemed to be so serving at the request of the corporation and entitled to indemnification and advancement of expenses under this Article.

                                     ARTICLE X
                                   OTHER MATTERS

       10.1 The initial Board of Directors of this corporation shall consist of the following person:

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                     Name                               Address
                     ----                               -------
                     Tom McKie                   c/o Michael Varabioff
                                                 999 Canada Place, Suite 500
                                                 Vancouver, B.C., Canada V6C 3C8

       10.2 The initial registered office of the corporation shall be 1011 Western Avenue, 10th Floor, Seattle, Washington, 98104-1023; and the registered agent at such address shall be Keven J. Davis.

       10.3 The incorporator is Keven J. Davis, whose address is 1011 Western Avenue, 10th Floor, Seattle, Washington, 98104-1023. The powers and liabilities of the incorporator shall terminate upon the filing of these Articles of Incorporation.

       10.4 Except as otherwise provided in these Articles, as amended from time to time, the corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the corporation are subject to this reservation.

       Executed this 21st day of September, 1992.

                                          /s/ Keven J. Davis
                                          ---------------------------------
                                          Keven J. Davis, Incorporator


                         CONSENT TO SERVE AS REGISTERED AGENT

       I hereby consent to serve as Registered Agent in the State of Washington for the above-named corporation. I understand that as agent for the corporation it will be my responsibility to receive service of process in the name of the corporation, to forward all mail to the corporation, and immediately to notify the office of the Secretary of State in the event of my resignation or of any change in the registered office address of the corporation for which I am agent.


                                          /s/ Keven J. Davis
                                          ---------------------------------
                                          Keven J. Davis, Registered Agent
                                          1011 Western Avenue, 10th Floor
                                          Seattle, WA 98104-1023

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